EX-99.CODEETH

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND FINANCIAL OFFICERS

May 2026

APPLIES TO:
●	Lord Abbett Alternatives Funds

Risks Addressed By This Policy
●	The Alternative Funds’ principal executive and senior financial officers do not comply with written standards that are reasonably designed to deter wrongdoing and promote, among other things, honest and ethical conduct.

RELEVANT LAW AND OTHER SOURCES
●	Section 406 of Sarbanes Oxley
●	Rule 30b2-1 under the Investment Company Act
●	Form N-CSR, Item 2, Code of Ethics
●	FINRA Release Nos. 34-47262; IC-25914 (January 27, 2003) Certification of Management Investment Company Shareholder Reports and Designation of Certified Shareholder Reports as Exchange Act Periodic Reporting Forms; Disclosure Required by Schedules 406 and 407 of the Sarbanes-Oxley Act of 2002

RELATED POLICIES AND PROCEDURES
●	Code of Business Conduct
●	Personal Trading Policy

I.	OVERVIEW

As a means of implementing Section 406 of Sarbanes Oxley (“Section 406”), the SEC has adopted certain rules that require a mutual fund to disclose:

●	whether or not it has adopted a code of ethics that applies to the mutual funds’ principal executive officer, principal financial officer, principal accounting officer, controller or any other person that performs similar functions (each, a “Covered Officer” and collectively, the “Covered Officers”);
●	why, if it has not adopted such code, it has not done so; and
●	amendments to, and waivers from the code of ethics relating to any of the Covered Officers.

Section 406 defines a “code of ethics” to mean such standards as are reasonably necessary to promote:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
●	full, fair, accurate, timely and understandable disclosure in periodic reports filed by the issuer; and
●	compliance with applicable rules, laws and regulations.

This policy is proprietary and may not be distributed to, or shared with, any third-parties, unless required by applicable law or approved by Lord Abbett Global Compliance.

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE

AND FINANCIAL OFFICERS

This Code of Ethics for Principal Executive and Financial Officers (the “Code”) sets forth the standards and procedures to ensure compliance with Section 406 and shall apply to each Covered Officer of the Lord Abbett Alternatives Funds (referred to individually as a “Fund” or collectively, the “Alternatives Funds”). The Covered Officers are set forth on Exhibit A.

Certain terms used in this Code are defined in Section VI.

II.	HONEST AND ETHICAL CONDUCT

This Code is designed to promote:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
●	full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the SEC and in other public communications made by the Alternatives Funds;
●	compliance with applicable laws and governmental rules and regulations;
●	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
●	accountability for adherence to the Code.

Each Covered Officer shall adhere to a high standard of business ethics and be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

Conflicts of Interest. A conflict of interest occurs when a Covered Officer allows or appears to allow advantages that could otherwise be avoided or ameliorated, to other parties at the expense of a Fund. Such advantages may benefit a Covered Officer’s own private interests over the interests of a Fund. Conflicts of interest may also arise when, in addition to serving as a Covered Officer of the Alternatives Funds, a Covered Officer also holds a position as an officer or employee of an investment adviser or other entity retained by a Fund. A conflict of interest may be created if a Covered Officer who also serves as an officer or employee of an investment adviser to the Alternatives Funds, provides benefits to another party that are improper or that are a breach of the Covered Officer’s fiduciary relationship to the Alternatives Funds, if the benefit was derived from the Covered Officer’s position with the Alternatives Funds.

The compliance programs and procedures of the Alternatives Funds and Lord Abbett are designed to prevent, or identify and correct, violations of requirements of the Investment Company Act and the Investment Advisers Act. The obligations imposed by this Code on Covered Officers are separate and in addition to any obligations imposed on such persons under any other procedures, such as the Code of Business Principles or the Personal Trading Policy adopted pursuant to Rule 17j-1 under the Investment Company Act. This Code does not, and is not intended to repeat or replace those programs and procedures. Violations of such

This policy is proprietary and may not be distributed to, or shared with, any third-parties, unless required by applicable law or approved by Lord Abbett Global Compliance.

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CODE OF ETHICS FOR PRINCIPAL EXECUTIVE

AND FINANCIAL OFFICERS

other policies and procedures shall be addressed in accordance with the provisions of such other policies unless it is determined that such violation is also a violation of this Code.

This Code shall be the sole code of ethics adopted by the Alternatives Funds for purposes of Section 406 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Alternatives Funds, the Alternatives Funds’ adviser(s), principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Alternatives Funds’ and Lord Abbett’s codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others and are not part of this Code.

Reporting a conflict of interest. If a Covered Officer becomes aware of a conflict of interest or perceives there to be a conflict of interest, such Covered Officer shall promptly report the matter to Lord Abbett’s Chief Legal Officer (“CLO”) or the Alternatives Funds’ Chief Compliance Officer (“CCO”). Upon receipt of a report, the CLO or CCO will promptly take steps to determine whether a conflict of perceived conflict of interest exists. The CLO or CCO, as applicable, may consult, if appropriate, with the Audit Committee of the Board of Trustees (the “Committee”), and/or counsel to the Independent Trustees.

If it is determined that no conflict of appearance of a conflict of interest exists, the CLO or CCO, as applicable, shall not be required to take any further action but shall discuss the matter with the Committee at its next regularly scheduled meeting.

Any matter that the CLO or CCO believes is a violation will be reported to the Committee. If the Committee concurs that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of Lord Abbett; or a recommendation to dismiss the Covered Officer.

Certain potential conflicts of interest that should always be discussed with the CLO or the CCO, such as:

●	service as a director on the board of any public company;
●	any direct ownership interest in, or any consulting or employment relationship with, any of the Alternatives Funds’ service providers, other than Lord Abbett or any affiliated person of Lord Abbett;
●	a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares, other than an interest arising from the Covered Officer’s employment, such as compensation or as a member of Lord Abbett.

This policy is proprietary and may not be distributed to, or shared with, any third-parties, unless required by applicable law or approved by Lord Abbett Global Compliance.

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CODE OF ETHICS FOR PRINCIPAL EXECUTIVE

AND FINANCIAL OFFICERS

III.	RESPONSIBILITIES OF COVERED OFFICERS

Each Covered Officer shall:

●	familiarize themselves with the disclosure requirements generally applicable to the Alternatives Funds;
●	to the extent appropriate within their area of responsibility, consult with other officers and employees of the Alternatives Funds and Lord Abbett with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Alternatives Funds file with, or submit to, the SEC and in other public communications made by the Alternatives Funds;
●	promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations;
●	upon adoption of the Code, affirm in writing to the Committee that they have received, read, and understand the Code;
●	annually thereafter affirm to the Committee that they have complied with the requirements of the Code;
●	report at least annually such affiliations or other relationships related to conflicts of interest as covered by the annual directors and officers questionnaire; and
●	notify the CLO or the CCO promptly if they allege any violation of this Code. Failure to do so is itself a violation of this Code.

Covered Officers may not:

●	use their personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;
●	a knowingly misrepresent, or cause others to misrepresent, facts about a Fund to others, whether within or outside Lord Abbett or a Fund, including to a Fund’s Independent Trustees and auditors, and to governmental regulators and self-regulatory organizations;
●	cause a Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Fund; or
●	retaliate against any employee or member of Lord Abbett for reports of potential violations that are made in good faith.

IV.	WAIVERS AND AMENDMENTS

Waivers. The Committee shall be responsible for granting waivers of this Code. Any waivers granted shall be disclosed to the SEC, as applicable.

Amendments. Except as to the individuals listed in Exhibit A, this Code may not be amended except in written form, which is specifically approved or ratified by a majority vote of the alternatives Funds’ Independent Trustees.

This policy is proprietary and may not be distributed to, or shared with, any third-parties, unless required by applicable law or approved by Lord Abbett Global Compliance.

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CODE OF ETHICS FOR PRINCIPAL EXECUTIVE

AND FINANCIAL OFFICERS

V.	CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Committee and its counsel.

VI.	DEFINED TERMS

Independent Trustee means an individual who does not currently have, nor at any time during the previous two years had, a significant business relationship with the Alternatives Funds, Lord Abbett or its affiliates.

Investment Advisers Act means the U.S. Investment Advisers Act of 1940, as amended.

Investment Company Act means the U.S. Investment Company act of 1940, as amended.

Sarbanes Oxley means the U.S. Sarbanes Oxley Act of 2002.

SEC means the U.S. Securities and Exchange Commission.

This policy is proprietary and may not be distributed to, or shared with, any third-parties, unless required by applicable law or approved by Lord Abbett Global Compliance.

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CODE OF ETHICS FOR PRINCIPAL EXECUTIVE

AND FINANCIAL OFFICERS

EXHIBIT A
(May 2026)

COVERED OFFICERS

Name	Title	Position with the Alternatives Funds
Steven Rocco	Principal Executive Officer	President and Chief Executive Officer
Gina Andes	Interim Principal Financial Officer and Interim Principal Accounting Officer	Assistant Treasurer

This policy is proprietary and may not be distributed to, or shared with, any third-parties, unless required by applicable law or approved by Lord Abbett Global Compliance.

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